Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2011 with respect to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Interleukin Genetics, Inc., which are incorporated by reference in this Registration Statement (Form S-8) pertaining to the 2004 Employee, Director and Consultant Stock Plan. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP
Boston, Massachusetts
August 12, 2011